EXHIBIT 8.2
[Letterhead of Sullivan & Cromwell LLP]
                    , 2010
Crude Carriers Corp.,
     3 Iassonos Street,
          185 37 Piraeus, Greece.
Ladies and Gentlemen:
          We have acted as United States federal income tax counsel to Crude Carriers Corp., a Marshall Islands corporation (the “Company”), in connection with the registration statement on Form F-1 (the “Registration Statement”) filed on this date by the Company under the Securities Act of 1933 (the “Securities Act”) and the prospectus included therein (the “Prospectus”), each relating to the Company’s issuance of common stock (the “Common Stock”). We hereby confirm to you that, insofar as it relates to United States federal income tax matters, the discussion set forth under the heading “United States Federal Income Tax Considerations” in the Prospectus, subject to the qualifications, exceptions, assumptions and limitations contained therein, is our opinion.
          We hereby consent to the references to us in the Prospectus under the captions “United States Federal Income Tax Considerations” and “Legal Matters” and the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,